UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      KNUTEK HOLDINGS, INC.
         (Name of small business issuer in its charter)




         CALIFORNIA            2844                94-3409937
         ----------      -----------------     ------------------
         (State or       (Primary Standard     (I.R.S. Employer
      jurisdiction of       Industrial         Identification No.)
      incorporation or     Classification
       organization)        Code Number)


        2713 San Pablo Avenue, Berkeley, California 94702
        -------------------------------------------------
                    Telephone: (510) 549-9071
                    -------------------------
   (Address and telephone number of principal executive offices)


        2713 San Pablo Avenue, Berkeley, California 94702
        -------------------------------------------------
       (Address of principal place of business or intended
                  principal place of business)


             Jean L. Batman, Esq., Duane Morris LLP
             --------------------------------------
   100 Spear Street, 15th Floor, San Francisco, California 94105
   -------------------------------------------------------------
                    Telephone: (415) 371-2200
                    -------------------------
      (Name, address and telephone number of agent for service)


Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                        1



                         CALCULATION OF REGISTRATION FEE

      Tile of each            Dollar       Proposed   Proposed    Amount of
   class of securities       amount to     maximum     maximum  registration
    to be registered       be registered   offering   aggregate      fee
                                          price per   offering
                                             unit       price

  Common Stock,             1,969,999       1.00     1,969,999      181
  No Par Value


The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                                     PART I


Item 1. Front of Registration Statement and Outside Front Cover of Prospectus.


                              KNUTEK HOLDINGS, INC.

                2713 San Pablo Avenue, Berkeley, California 94702
                            Telephone: (510) 549-9071

                        1,969,999 Shares of Common Stock

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus.

Our Common Stock is not currently listed on any national securities exchange or the Nasdaq Stock Market.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED "RISK FACTORS".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this prospectus is June 18, 2002.


                                        2


Item 2. Inside Front and Outside Back Cover Pages of Prospectus.


                                TABLE OF CONTENTS


PART I                                                                   2
 Item 1. Front of Registration Statement and Outside Front
          Cover of Prospectus.                                           2
 Item 2. Inside Front and Outside Back Cover Pages of Prospectus.        3
   TABLE OF CONTENTS                                                     3
 Item 3.  Risk Factors.                                                  5
 Item 4. Use of Proceeds.                                               11
 Item 5. Determination of Offering Price.                               11
 Item 6. Dilution.                                                      11
 Item 7. Selling Security Holders.                                      11
 Item 8. Plan of Distribution.                                          13
 Item 9. Legal Proceedings.                                             15
 Item 10. Directors, Executive Officers, Promoters and Control Persons. 15
   DIRECTORS:                                                           15
   EXECUTIVE OFFICERS:                                                  16
   TERM OF OFFICE                                                       16
   SIGNIFICANT  EMPLOYEES                                               16
   We also have a number of independent contractors who are
    key to our success.                                                 17
   FAMILY RELATIONSHIPS                                                 17
 Item 11. Security Ownership of Certain Beneficial
           Owners and Management.                                       17
 Item 12. Description of Securities.                                    17
   GENERAL                                                              17
   COMMON  STOCK                                                        18
   PREFERRED STOCK                                                      18
   TRANSFER AGENT AND REGISTRAR                                         18
   DIVIDEND  POLICY                                                     18
   NO OTHER SECURITIES                                                  18
 Item 13. Interest of Named Experts and Counsel.                        18
 Item 14. Disclosure of Commission Position of
           Indemnification for Securities Act Liabilities.              19
 Item 15. Organization Within Last Five Years.                          19
 Item 16. Description of Business.                                      19
   OVERVIEW.                                                            19
   BUSINESS DEVELOPMENT                                                 21
   HIGH QUALITY PRODUCTS.                                               21
   ATTRACTIVE DISTRIBUTOR COMPENSATION PROGRAM.                         21


                                        3


   COMPREHENSIVE DISTRIBUTOR SUPPORT SERVICES.                          21
   GROWTH SRATEGY.                                                      22
   PRODUCT OVERVIEW.                                                    22
   SALES AND DISTRIBUTION METHODS.                                      23
   OUR MARKET.                                                          24
   OUR MATERIALS AND SUPPLIERS.                                         26
   PRODUCT RETURN AND BUY-BACK POLICIES.                                26
   COMPETITION.                                                         26
   INTELLECTUAL PROPERTY.                                               27
   GOVERNMENTAL APPROVALS AND REGULATION.                               27
   TOTAL NUMBER OF EMPLOYEES AND NUMBER OF FULL TIME EMPLOYEES.         31
   REPORTS TO SECURITIES HOLDERS                                        31
 Item 17. Management's Discussion and Analysis.                         31
 Item 18. Description of Property.                                      34
 Item 19. Certain Relationships and Related Transactions.               34
 Item 20. Market for Common Equity and Related Stockholder Matters.     34
   NO PUBLIC MARKET                                                     34
   HOLDERS  OF  OUR  COMMON  STOCK                                      34
   REGISTRATION  RIGHTS                                                 34
   DIVIDENDS                                                            35
   RULE  144  SHARES                                                    35
 Item 21. Executive Compensation.                                       35
   SUMMARY COMPENSATION TABLE                                           35
   COMMITTEES OF THE BOARD OF DIRECTORS                                 36
   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION          36
   EMPLOYMENT AGREEMENTS                                                36
   STOCK OPTION GRANTS                                                  36
 Item 22. Financial Statements.                                         36
 Item 23. Changes In and Disagreements With Accountants on
           Accounting and Financial Disclosure.                         37
PART II                                                                 37
 Item 24. Indemnification of Directors and Officers.                    37
 Item 25. Other Expenses of Issuance and Distribution.                  37
 Item 26. Recent Sales of Unregistered Securities.                      38
 Item 27. Exhibits.                                                     39
 Item 28. Undertakings.                                                 39
SIGNATURES                                                              41

                                        4


Item 3.  Risk Factors.

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below and the other information in this prospectus and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

THE SUCCESS OF OUR BUSINESS DEPENDS ON THE CONTINUED SERVICE AND PERFORMANCE OF OUR KEY EMPLOYEES.
We are largely dependent on certain key management personnel, particularly our President and Chief Executive Officer, Jim Knut Larsson, for our success. The loss of services of Mr. Larsson or other executive officers would have a materially adverse effect upon our business. Additionally, we believe we will need to attract, retain and motivate talented management and other highly skilled employees to be successful. Competition for employees that possess knowledge of our target market is intense. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future. We currently do not have employment agreements or any "key person" insurance on any of our executive officers or key employees.

WE HAVE A LIMITED OPERATING HISTORY.
It is difficult to evaluate our business and prospects because we have a limited operating history. We were formed on August 13, 2001, as a California corporation and operated for approximately three years prior to that time as the sole proprietorship of Jim Knut Larsson doing business as GAIA International. Our limited operating history makes it difficult to evaluate our current business and prospects or to accurately predict our future revenue or results of operations. Our revenue and income potential are unproven, and our business model is constantly evolving. To better evaluate our business prospects, you should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by companies in early stages of development generally.

WE OPERATED OUR BUSINESS AT A LOSS IN OUR MOST RECENT FISCAL YEAR.
We experienced an operating loss in 2001 and anticipate losses and negative cash flow for the foreseeable future. We anticipate that our operating losses will increase significantly from current levels because we plan to significantly increase our expenditures for sales and marketing, product development and technology and infrastructure development to enhance the kNutek brand. With increased expenses, we will need to generate significant additional revenue to achieve profitability, we may never achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve or sustain profitability in the future, then we will be unable to continue our operations.


                                        5


WE ARE DEPENDENT ON OUR DISTRIBUTORS FOR A SIGNIFICANT PORTION OF OUR BUSINESS. Our success depends in significant part upon our ability to attract, maintain and motivate a large base of retail product distributors. In our efforts to attract and retain distributors, we compete with other network marketing organizations, including those in the personal care product, weight management, and food and dietary supplement industries. We do not believe that the loss of any key distributor would necessarily result in the loss of a significant number of that distributor's downline organization members because of our good relations with our distributors and because of the significant incomes that many distributors would forego by ceasing to distribute our products. However, the loss of a key distributor, together with a significant number of downline distributors, or the loss of a significant number of distributors for any reason, could adversely affect sales of our products and could impair our ability to attract new distributors. Our ability to attract and retain distributors could be negatively affected by adverse publicity and regulatory action relating to the Company, our products, or operations, including its network marketing system.

OUR BUSINESS COULD BE ADVERSELY EFFECTED BY CHANGES IN THE REGUATION OF OUR PRODUCTS OR MARKETING ORGANIZATION.
The adoption of new regulations in the United States or in international markets, or changes in the interpretation of existing regulations, could have a material adverse effect on our business. For example the United States Food & Drug Administration (the "FDA") periodically issues regulations that govern the labeling of dietary supplements, including how to declare nutritional information, how to make permissible "statements of nutritional support" and when additional, defined terminology may be used on dietary supplements. Changes in such regulations may make it necessary for us to conduct tests, revise labels, or incur other expenses. Further, in certain markets, including the U.S., claims made with respect to weight management, dietary supplement, personal care or other products may change the regulatory status of the products. In the U.S., for example, it is possible that the FDA could take the position that claims relating to certain products fall within an "over-the-counter monograph", such that the regulatory status of those products in the U.S. is or could become unclear. The U.S. Federal Trade Commission ("FTC"), which exercises jurisdiction over the advertising of all the Company's products, continues to institute enforcement actions against dietary supplement companies for false and misleading advertising of certain products. These enforcement actions have resulted in consent decrees and monetary payments by the companies involved. In addition, the FTC has increased its scrutiny of the use of testimonials, which are utilized by the Company. While we have not been the target of any FTC enforcement action, there can be no assurance that the FTC will not question our advertising or other operations in the future. As a marketer of food and dietary supplements and other products that are ingested by consumers, we are subject to the risk that one or more of the ingredients in our products may become the subject of adverse regulatory action. A limited number of the products we sell may be labeled as over-the-counter ("OTC") drugs as opposed to dietary supplements, conventional foods or personal care items. Many OTC drug products do not require pre-approval by the FDA, but must comply with applicable OTC monographs, which prescribe permissible ingredients and appropriate labeling language. In addition, either the Company or its supplier must register and file annual drug listing information with the FDA. Because the FDA could take the position that claims made with respect to any of our products fall within an OTC monograph, the regulatory status of some of our products is or could become unclear. If any enforcement were undertaken, we could be required to re-label or reformulate such products. Governmental


                                        6


regulations in countries where we plan to commence or expand operations may prevent or delay entry into the market. In addition, our ability to sustain satisfactory levels of sales in certain markets is dependent in significant part on our ability to introduce additional products into such markets. However, government regulations, both domestic and international, can delay or prevent the introduction, or require the reformulation or withdrawal, of certain products. Further, regulatory action, whether or not it results in a final determination adverse to the Company, can create negative publicity with detrimental effects on the motivation and recruitment of retail product distributors and, consequently, on sales. The Company may be subject to challenges with regard to the implementation of its network marketing system. While we believe that our network marketing system complies with all applicable laws, there can be no assurance that such challenges will not be made or made successfully or that other legal developments in this area will not have a material adverse effect on the Company.

WE ARE SUBJECT TO THE UNCERTAINTIES INHERENT IN BUSINESS EXPANSION.
Our continued growth is dependent upon our ability to expand our operations. Our expansion into new markets may be adversely affected by regulatory barriers, new regulatory systems and problems related to entering new markets with different cultural and political bases. In addition, our success will be significantly dependent on our ability to manage rapid growth, through establishment and expansion of worldwide personnel and management and information, order processing and fulfillment, inventory and shipping systems and other aspects of operations. From time to time, we may experience out-of-stock situations with respect to certain products. We anticipate that we will be required to add hardware and software to our infrastructure to accommodate increased content and use of our website and network marketing organization. If we are unable to increase the capacity of our website fast enough to accommodate our expansion, our website may become unstable and may fail to operate for unknown periods of time, which would adversely impact our business. As we continue to add distributors, products and new markets to our operations, the ability to manage this growth will represent an increasing challenge. We have retained special legal counsel to advise us on the development and implementation of our network marketing program to help guard against any such challenges.

OUR BUSINESS MAY BE ADVERSELY EFFECTED BY THE ABSENCE OF CLINICAL STUDIES AND SCIENTIFIC REVIEW OR BY THE POTENTIAL FOR MISUSE OF OUR PRODUCTS.
In general, our products consist of personal care products, weight management products, and food and dietary supplements (a limited number of which have been or may be classified in the U.S. as OTC drugs) which we believe do not require approvals from the FDA or, in the United States market, other regulatory agencies, prior to sale. We do not conduct clinical studies of our products. Our products consist of herbs, vitamins, minerals and other ingredients that we regard as safe when taken as suggested. However, because we are highly dependent upon consumers' perception of the safety and quality of our products as well as similar products distributed by other companies, we could be adversely affected in the event any of our products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers. In addition, because of our dependence upon consumer perceptions, any adverse publicity associated with illness or other adverse effects resulting from consumers' use or misuse of our products or any similar products distributed by other companies could have a material adverse impact on our business.

                                        7


WE ARE ENGAGED IN A HIGHLY COMPETITIVE BUSINESS.
We are subject to significant competition for the recruitment of distributors from other network marketing organizations, including those that market personal care products, weight management, and food and dietary supplements as well as other types of products. Many of our competitors are substantially larger and have available considerably greater financial resources than we do. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors through an attractive compensation plan and other incentives. In addition, the business of marketing personal care products, weight management, and food and dietary supplements is highly competitive. This market segment includes numerous manufacturers, distributors, marketers, retailers and physicians that actively compete for the business of consumers both in the United States and abroad. The market is highly sensitive to the introduction of new products or weight management plans (including various prescription drugs) that may rapidly capture a significant share of the market. As a result, the Company's ability to remain competitive depends in part upon the successful introduction of new products. We may have difficulty competing for or executing strategic alliances and acquisitions. Our business strategy includes entering into strategic alliances and may include acquiring complementary businesses and products. We may be unable to complete suitable strategic alliances and acquisitions on commercially reasonable terms, if at all. We expect to face competition for strategic alliance and acquisition candidates. This competition could impair our ability to successfully pursue these aspects of our business strategy. See "Business--Competition."

OUR GROWTH IS DEPENDENT UPON OUR ABILITY TO DEVELOP OUR BRAND.
Our growth will depend on our ability to develop our brand. We believe that our growth and brand recognition will be largely based on word of mouth. We also believe that strengthening our brand will be critical to achieving widespread acceptance of our products. Favorable public perception of our brand will depend largely on our ability to provide customers with high quality products and the success of our marketing efforts. We plan to increase our marketing expenditures to create and maintain brand recognition. However, brand promotion activities may not yield increased revenues and, even if they do, any increased revenues may not offset the expenses we incur in building our brand.

FUTURE SALES OF STOCK BY AFFILIATES AND THIRD PARTIES MAY ADVERSELY IMPACT THE PRICE OF OUR STOCK.
In the future, various shares previously issued to founders and various third parties (e.g. prior investors and outside consultants) will be available for sale and may adversely impact the market price of our stock. You should understand that various shares previously issued to management and founders of the company and various other third parties are also being registered and will be available for sale. These sales, if and when they occur, may have a substantial adverse impact on the market price of all shares of our stock, should a public market subsequently develop, because of the large number of such shares. See "There is no current market for our securities" in "Risk Factors" below.


                                        8


STRATEGIC ALLIANCES OR ACQUISITIONS COULD DISRUPT OUR ONGOING BUSINESS.
We intend to pursue certain strategic alliances and/or acquisitions as part of our business strategy. However, a strategic alliance or acquisition could disrupt our ongoing business, distract our management and employees and increase our expenses. If we acquire a company, we could face difficulties assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we finance the acquisitions by incurring debt or issuing equity securities, this could dilute our existing stockholders. Any amortization of goodwill or other assets, or other charges resulting from the costs of such acquisitions, could adversely affect our operating results.

WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS OR INDEMNIFICATION LOSSES FOR WHICH WE CURRENTLY DO NOT CARRY INSURANCE.
As a marketer of food and dietary supplements and other products that are ingested by consumers or applied to their bodies, we may be subjected to various product liability claims, including, among other things, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While no such claims have been made to date, it is possible that widespread product liability claims and the resultant adverse publicity could negatively affect the Company. We also could experience losses due to indemnification of our officers and directors pursuant to our Bylaws, which provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorneys' fees and other expenses incurred by them in any litigation to which they become a party as a result of their activities on behalf of the company. We currently do not carry insurance covering these risks.

THERE IS NO CURRENT MARKET FOR OUR SECURITIES.
There is currently no market for our common stock and we cannot assure investors that a market will develop. The mere completion of this registration statement will not insure that a public market will or can be developed for the trading of our shares. If we are not able to develop a public trading market for our common stock, there may be limited liquidity of the shares, investors may be forced to hold such shares for an indefinite period of time and rely upon the uncertain prospects of private sales of their securities in order to have some type of exit strategy. Even if a public market develops, there is no reasonable projection that can be made at what price our common stock might trade.

IN THE EVENT A MARKET FOR OUR SECURITIES IS DEVELOPED WE ARE LIKELY TO BE SUBJECT TO ADDITIONAL REGULATION AS A PENNY STOCK.
Almost certainly our stock will initially be a penny stock and subject to certain additional regulations in trading, if a trading market for our securities is established. If it successfully trades, our stock will almost certainly trade initially as a defined "low price" stock of an unseasoned business entity such that your shares will be subject to special regulations by the SEC known as "penny stock rules" which require additional screening and limitations on trading by individuals buying or selling through a broker dealer. Some of these restrictions are more particularly described under "Plan of Distribution" below.


                                        9



OUR MANAGEMENT LACKS PUBLIC COMPANY EXPERIENCE AND WE ARE DEPENDENT UPON OUTSIDE ADVISORS.
Our management is not experienced in the operation of a public company. If this registration is successful, you will be relying upon our management to comply with complex reporting requirements and to learn and discharge other responsibilities incident to the operation of a publicly held reporting company. To supplement the business experience of our officers and directors, we have been and in the future expect we will continue to employ accountants, technical experts, attorneys, and other consultants and advisors. Our management will make the selection of any such advisors without any input from stockholders. It is anticipated that such persons will be engaged on an "as needed" basis without a continuing fiduciary or other obligation to the company. In the event our management considers it necessary to hire outside advisors, we may hire persons who are affiliates, if they are able to provide the required services.

WE DO NOT ANTICIPATE ISSUING ANY DIVIDENDS TO OUR COMMON STOCK HOLDERS.
We have not previously issued any dividends to our shareholders and we do not anticipate that we will issue dividends to our shareholders in the foreseeable future. To the extent we are able to generate revenues which exceed our operating expenses, we plan to retain such earnings to fund our continued expansion.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WHICH MAY DIFFER FROM OUR ACTUAL RESULTS.
Some of the statements contained in this Form SB-2 that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form SB-2, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

     1. Our ability to maintain, attract and integrate management and information systems;

     2.  Our ability to generate customer demand for our products;

     3.   The intensity of competition;

     4.   Our ability to meet production demands; and

     5.  General economic conditions.

      All written and oral forward-looking statements made in connection with this Form SB-2 that are attributable to us or persons acting on our behalf are


                                        10


expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.


Item 4. Use of Proceeds.

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.


Item 5. Determination of Offering Price.

We  will  not  determine the offering price of the common stock.   The  offering
price will be determined by market factors and the independent decisions of the selling shareholders.


Item 6. Dilution.

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders as the result of sales of common stock by the selling shareholders pursuant to this registration statement.


Item 7. Selling Security Holders.

The selling shareholders named in this registration statement are offering all of the one million, nine hundred sixty-nine thousand, nine hundred ninety-nine (1,969,999) shares of common stock being offered. The shares include the following:

1. Seven hundred nineteen thousand, nine hundred ninety-nine (719,999) shares of our common stock that the selling shareholders acquired under section 4(2) of the Securities Act on August 21, 2001; and

2. One million (1,000,000) shares of our common stock that the selling shareholders acquired under Regulation S of the Securities Act of 1933 pursuant to an option dated September 28, 2001. [1]

3. Two hundred fifty thousand (250,000) shares of our common stock that the selling shareholders acquired as the result of the merger of Domestic Transmission Technologies, Inc. into kNutek Holdings, Inc. pursuant to California Corporations Code Section 1110. These shares are held by four hundred fifty (450) persons and are referred to collectively below as the "DTT Shareholders". [2]

_______________________________
1   This assumes that a $50,000 wire initiated by our investor is located and credited to the company, which we anticipate will be resolved prior to the effective date of this registration statement.

2   This assumes the completion of a short-form merger pursuant to California
Corporations Code Section 1110 of Domestic Transmission Technologies, Inc. into the company, which we anticipate will be completed by the effective date of this registration statement.


                                        11



The  following  table  provides as of the date of this  prospectus,  information
regarding  the   beneficial ownership of our common stock held by  each  of  the selling shareholders, including:

1.     The number of shares owned by each before this offering;

2.     The total number of shares that are to be offered for each;

3. The total number of shares that will be owned by each upon completion of the offering;

4.     The percentage owned by each;  and

5.     The identity of the beneficial holder of any entity that owns the shares.

   --------------------------------------------------------------------------


Name and Address of      Shares     Number of     Shares to be   Percent Owned
Selling Stockholder      Owned      Shares to be  Owned Upon    Upon Completion
                         Prior to   Offered for   Completion of    of This
                         This       Selling       This Offering    Offering
                         Offering   Shareholders'
                                    Account


Jim Knut Larsson         6,000,000      50,000       5,950,000          66
2713 San Pablo Ave.
Berkeley, CA  94702

International Assets     1,000,000     1,000,000         0               0
Services
& Holdings, Ltd.
P.O. Box 199
08870 Sitges, Spain

David Evertsen            223,333       223,333          0               0
592 Oakley Street
Salt Lake City, UT
84116

Tom Hinkle & Lois Hinkle  223,333       223,333          0               0
JTWROS
1119 Mercedes Way
Salt Lake City, UT
84108

Jetaime Ventures, LLC     223,333       223,333          0               0
2790 N. Ashwood
Orange, CA  92865

DTT Shareholders c/o      250,0003      250,000          0               0
BAC Consulting
Corporation
19900 MacArthur Blvd.,
Ste. 660
Irvine, CA  92612

   --------------------------------------------------------------------------


                                        12


Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on eight million, nine hundred ninety-nine thousand, nine hundred ninety-nine (8,999,999) shares of common stock outstanding on the date of this prospectus.

Except for Mr. Jim Knut Larsson, who is our President and CEO, none of the selling shareholders or their beneficial owners:

* Has had a material relationship with us other than as a shareholder at any time within the past three years; or

* Has ever been one of our officers or directors or an officer or director of our predecessors or affiliates, or is related to one of our officers or directors.


Item 8. Plan of Distribution.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1. On such public markets or exchanges as the common stock may from time to time be trading;
2.     In privately negotiated transactions;
3.     Through the writing of options on the common stock;
4.     In short sales;  or
5.     In any combination of these methods of distribution.

The sales price to the public may be:

1.     The market price prevailing at the time of sale;
2.     A price related to such prevailing market price;  or
3.     Such other price as the selling shareholders determine from time to time.


____________________________________

3 This assumes the completion of a short-form merger pursuant to California Corporations Code Section 1110 of Domestic Transmission Technologies, Inc. into the company, which we anticipate will be completed by the effective date of this registration statement.


                                        13


The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders.

Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their affiliates or assignees who are unaffiliated with us. Such affiliates or assignees may, in turn, distribute such shares as described above.

We cannot assure investors that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the


                                        14


Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form (including language, type, size and format), as the Commission shall require by rule or regulation. The broker-dealer also must provide, before effecting any transaction in a penny stock, the customer: (a) with bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction;
(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that before a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock become accountable to the penny stock rules, stockholders may have difficulty selling those securities.

We have advised shareholders of their rights and obligations with respect to the resale of our common shares. However, we advise investors that there are no lock-up or other agreements in place between our company and the shareholders regarding the resale of the common shares by shareholders.


Item 9. Legal Proceedings.

There are no legal proceedings pending or threatened against us.


                                        15


Item 10. Directors, Executive Officers, Promoters and Control Persons.


DIRECTORS:
Name of Director         Age
----------------------   ---
Jim Knut Larsson         49

Myra Dudley              58

Currently, we have one vacancy on our board.


EXECUTIVE OFFICERS:

Name of Officer          Age            Office
--------------------     ---            -------
Jim Knut Larsson         49        President, Chief Executive Officer
                                    Secretary and Treasurer

The following describes the business experience of our directors and executive officers, including other directorships held in reporting companies:

Mr. Larsson founded the Company's business in 1997. Since that time, Mr. Larsson has controlled the operations of the business as the sole proprietor of the business from inception to August 2001, and as the President and CEO of kNutek Holdings, Inc., the California corporation through which the business has been conducted from August 2001 to the present. Mr. Larsson is also the President and CEO of kNutek International, Inc., a wholly owned subsidiary of kNutek Holdings, Inc., formed as a Delaware corporation to develop the company's network marketing organization. Mr. Larsson serves on the Board of Directors of both kNutek Holdings, Inc. and kNutek International, Inc. Born in Sweden, Mr. Larsson has a Bachelor of Arts degree from Handels Akademiet in Oslo, Norway, and an MBA from Arizona State University.

Ms. Dudley has been a member of our Board of Directors since August 2001 and has served as our production manager since 1998, responsible for the mixing of products, bottling, shipping, inventory, ordering, customer service, order taking, product education, and invoicing. She has a Bachelor of Science Degree in Microbiology and Chemistry from the University of Oklahoma.

There is currently one vacancy on our Board of Directors.

TERM OF OFFICE
Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SIGNIFICANT  EMPLOYEES
Ms. Brie Kaanoi, is a key member of our sales and marketing organization. She is a former Miss World, Beauty and Fitness, and a graduate of the University of Hawaii. Ms. Kaanoi is an experienced fitness educator and performer, as well as a recording artist and composer.

Mr.   Richard  Bsharah,  Jr.  is  a  key  member  of  our  sales  and  marketing
organization.   He is an experienced live radio broadcasting host,  health  food store manager, and a lecturer in nutrition.


                                        16


We also have a number of independent contractors who are key to our success.

FAMILY RELATIONSHIPS
There are no family relationships among our directors, executive officers, or persons nominated or chosen to become directors or executive officers.


Item 11. Security Ownership of Certain Beneficial Owners and Management.

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on eight million, nine hundred ninety-nine thousand, nine hundred ninety-nine (8,999,999) shares of common stock issued and outstanding on June 10, 2002.

     -----------------------------------------------------------------------

Title of    Name and Address of    Amount and         Percent of
Class       Beneficial Owner       Nature of            Class
                                   Beneficial Owner

Common      Jim Knut Larsson       6,000,000              67
Stock       2713 San Pablo Avenue
            Berkeley, CA  94702

Common      International Assets   1,000,000              11
Stock       Services
            & Holdings, Ltd.
            P.O. Box 199
            08870 Sitges, Spain

     -----------------------------------------------------------------------


Item 12. Description of Securities.

GENERAL
The securities being offered are our common stock, without par value. Under our articles of incorporation, we are authorized to issue 20,000,000 shares of common stock, without par value. As of June 10, 2002, a total of eight million, nine hundred ninety-nine thousand, nine hundred ninety-nine (8,999,999) shares of our common stock were issued and outstanding and held by four hundred fifty-eight (458) shareholders, including two hundred-fifty thousand (250,000) shares to be issued to the shareholders of Domestic Transmission Technologies, Inc. [4] See "Organization Within Last Five Years" below.


_______________________________

4 This assumes the completion of a short-form merger pursuant to California Corporations Code Section 1110 of Domestic Transmission Technologies, Inc. into the company, which we anticipate will be completed by the effective date of this registration statement.

                                        17



COMMON  STOCK
Our authorized capital stock consists of 20,000,000 shares of common stock, no par value per share. The holders of common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our bard of directors; (ii) are entitled to share ratably in all of the assets of the Company available for distribution or winding up of the affairs of the Company; (iii) do not have preemptive subscription or conversion rights and there are no redemption rights applicable thereto; and (iv) are entitled to cumulative voting on all matters which shareholders may vote on at all meetings of shareholders. The holders of shares of our common stock have cumulative voting rights pursuant to the California General Corporation law. Upon the effective election of cumulative voting by any shareholder, each shareholder entitled to vote at any election of directors may cumulate such shareholder votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder sees fit.

PREFERRED STOCK
We currently do not have any authorized preferred stock.

TRANSFER AGENT AND REGISTRAR
We have engaged the services of Transfer Online as our transfer agent and registrar. Transfer Online is located at 227 SW Pine Street, Suite 300, Portland, Oregon 97204. Telephone: (503)227-2950. Fax: (503)227-6874.
Internet:  www.transferonline.com.

DIVIDEND  POLICY
To date, we have not paid or declared any dividends and we have no intention of declaring or paying any dividends in the foreseeable future. If we decide to pay dividends, that decision will be made by our board of directors, which will likely consider, among other things, our earnings, our capital requirements and our financial condition, as well as other relevant factors. We currently intend to retain future earnings, if any, to finance the expansion of our business.

NO OTHER SECURITIES
We do not currently have any other form of securities outstanding.


Item 13. Interest of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.


                                        18


Duane Morris LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Hansen, Barnett & Maxwell, certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


Item 14. Disclosure of Commission Position of Indemnification for Securities Act Liabilities.

Our Articles of Incorporation and Bylaws provide extensive indemnification rights to our directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.


Item 15. Organization Within Last Five Years.

We were incorporated as kNutek Holdings, Inc. on August 13, 2001, under the laws of the State of California. In October 2001, we entered into an agreement whereby kNutek Holdings, Inc. acquired a ninety-seven and one-half percent (97.5%) interest in Domestic Transmission Technologies, Inc., a California corporation with four hundred fifty (450) shareholders ("DTT"), which had no prior operations. In June 2002, DTT merged into kNutek Holdings, Inc. pursuant to California Corporations Code Section 1110, whereby a subsidiary which is ninety percent (90%) or more owned by its parent may be statutorily merged into the parent company. [5] Prior to its incorporation on August 13, 2001, kNutek Holdings, Inc. was owned and operated as a sole proprietorship by our President, Jim Knut Larsson, for approximately three (3) years.


Item 16. Description of Business.

OVERVIEW.
kNutek is a growing company involved in the manufacture and distribution of products aimed at consumers in the health, beauty and therapeutic skin and body care markets. Our current line of skin care and nutritional products is

_____________________________

5 This assumes the completion of a short-form merger pursuant to California Corporations Code Section 1110 of Domestic Transmission Technologies, Inc. into the company, which we anticipate will be completed by the effective date of this registration statement.

                                        19



marketed  and  sold in approximately 2,500 skin care salons,  spas  and  clinics nationwide. Our products are scientifically formulated to help skin repair itself, from both inside and out, thereby beautifying, slowing the effects of aging, and providing therapeutic benefits to people with problem skin conditions and symptoms of aging. We believe we are poised to capitalize on our success to date by embarking on a comprehensive marketing and sales program designed to increase brand awareness and product availability in addition to developing new sales channels. Our unique approach is designed to permit us to develop a network sales force of customer/salespeople while maintaining the strong ties we have developed with professional care establishments.

The strength of our marketing to date has been our ability to utilize our salon network to sell our products. Salon clients hear about our products from health and beauty professionals, and are able to sample products in the salons. We plan to bring this approach to a broader audience by recruiting a network of distributors or sales associates from our base of existing customers. These sales associates will then receive commissions and discounts on products for selling products to others. We plan to conduct a national advertising campaign, and to provide sales associates with product samples and marketing materials in addition to performing order fulfillment activities. This will help us to retain customers by ensuring that they can purchase products without needing to contact their sales associates, and will help sales associates by avoiding the need for them to purchase inventory to resell to consumers.

Our  advertising  campaign  will support the individual  sales  efforts  of  our network sales associates. In addition, it will allow us to capitalize on the great strengths of the beauty, health and fitness industry - its ability to demonstrate products to a captive, receptive audience. The industry is a fragmented one, consisting of thousands of small operators with insufficient resources to conduct significant advertising or provide extensive customer service and communication facilities. We will work closely with professional care establishments to create a mutually beneficial relationship: we will provide products and advertising designed to bring customers to the care facilities. The facilities will benefit from referrals to their establishments, and will in turn demonstrate and promote our products. Thus, by providing a strong marketing and order fulfillment infrastructure, we can build on the industry's strengths in order to maximize our own sales and profit.

In the longer term, we hope that the success of our products and the development of a comprehensive marketing and distribution infrastructure will position us to acquire other companies in the manufacturing, research & development, distribution and sales aspects of the beauty, health and fitness industry.

We intend to position ourselves as a network marketing company with a wide range of personal care products, weight management products, and food and dietary supplements worldwide. Our products are marketed through a network marketing system as well as through skin care salons, spas, clinics, and other retail outlets. Our independent distributors or sales associates earn profits by selling our products to retail consumers and other distributors. Distributors may also develop their own distributor organizations by sponsoring other distributors to do business in any market where the Company operates, entitling the sponsors to receive royalties and bonuses on product sales within their downline organizations. We believe this integrated network marketing system is


                                        20


ideally suited to our products, which emphasize beauty and a healthy lifestyle, because sales of such products are strengthened by ongoing personal contact between retail consumers and distributors, many of whom use our products themselves. We believe our network marketing system will appeal to a broad cross-section of people throughout the world, particularly those seeking to supplement family income, start a home business or pursue employment opportunities other than conventional, full-time employment.

BUSINESS DEVELOPMENT
Our business was started by Jim Knut Larsson in 1997 with one product, the Omega Peel, which was marketed to skin care salons, spas and clinics. Since that time, we have developed and brought to market many additional products, including nutritional supplements, and have moved our product research and development and skin care product manufacturing in-house. We were incorporated as kNutek Holdings, Inc. on August 13, 2001, under the laws of the State of
California. On September 4, 2001, we formed a wholly owned subsidiary in Delaware, kNutek International, Inc., to carry out our sales and marketing plan.

Our unique product line is comprised of holistic products developed by our founder, Mr. Jim Knut Larsson, as well as products identified by him and purchased from other laboratories. Our goal is to make our clients look and feel great with the latest scientific products within the field of skin care and nutritional supplements. Our products are of therapeutic quality used in clinics for skin treatments, combining topically used products with supplements to be taken orally for unparalleled skin care and anti-aging results. We believe the key to our success is in our commitment to serving the needs of our distributors. We provide our distributors with high quality products and an appealing network marketing system with a highly attractive compensation program. We are developing a strong operating platform to support distributors and facilitate future growth. The key components of this platform include high quality products, an attractive distributor compensation program, distributor support services, advanced information systems, and a defined growth strategy.

HIGH QUALITY PRODUCTS.
We offer high quality products, many of which emphasize herbs and other natural ingredients in order to appeal to consumer demand for products that contribute to a healthy lifestyle.

ATTRACTIVE DISTRIBUTOR COMPENSATION PROGRAM.
We believe that we offer one of the most financially rewarding compensation programs in the network marketing industry through our wholly owned subsidiary, kNutek International, Inc. Distributors' earnings are derived from two primary sources: profits on the resale of products and a series of royalties and
production   bonuses   on   product  sales  within  a  distributor's   down-line
organization.

COMPREHENSIVE DISTRIBUTOR SUPPORT SERVICES.
We are committed to training and motivating our distributors. We strive to effectively and efficiently communicate with our distributor base by capitalizing on new technologies and marketing techniques. We regularly conduct motivational events and training seminars, both live and via teleconferences, and utilize a range of promotional literature, including catalogs and newsletters, tailored to meet the particular needs of our distributors. We seek to inspire distributor loyalty by making prompt product deliveries and royalty payments and by providing detailed distributor earnings statements.


                                        21


GROWTH SRATEGY.
Our strategy for growth consists of expansion into new markets and expansion of its product line. We continue to develop and offer new products and introduce existing products into markets where they are not currently offered. The expansion of our product offerings is designed to create enthusiasm among distributors and serve as a promotional tool in selling other products. In addition, we will continue our strategy of introducing our most popular existing products into markets where they are not currently offered (subject to our ability to reformulate its products as necessary to obtain required regulatory approvals). We will continue to seek to enhance sales in our existing markets. including training and motivational events and teleconferences, the hiring of additional distributor support representatives, the introduction of new products, and the opening of additional distributor service centers.

PRODUCT OVERVIEW.
We currently offer the following unique products and ingredients:

  .  MSM (Organic Sulfur), used in skin care and as supplements.

  .  Colostrum, for use in skin care and as supplements.

  . Omega Peel, a breakthrough exfoliant using a new technology in exfoliation, making the skin brighter, smoother and silkier in 90 seconds.

  . Microdermabrasion Cream, which replaces expensive microdermabrasion machines used in clinics for skin resurfacing and "instant face-lifts".

  . Oxygen Plasma, a substance originally developed as artificial blood by medical researchers that has demonstrated incredible results in skin care applications, including treatment of rosacea, acne and other previously untreatable skin conditions in addition to its beauty and anti-aging benefits.

  .  The "Yes Gel", an external sexual stimulant cream for women.

  . And a variety of weight loss, anti-aging, diet, and nutritional supplement products marketed as a unified system based on the most up-to-date information obtained from scientific and medical research in this area, carefully developed to avoid health issues that have plagued other weight loss programs.

Some of our products, such as the Omega Peel, are designed to bring in new customers, while others are designed to increase sales to existing customers. Our twofold product development strategy is to continuously work to create new product lines using new ingredients and scientific developments, while simultaneously adding depth to our existing product lines by developing new products using our existing ingredients and technologies. For example, a customer who has experienced great results with our skin care products containing MSM and Oxygen Plasma, may be inclined to purchase hair products with


                                        22


the same ingredients. Similarly, Oxygen Plasma is effective in naturally killing anaerobic bacteria on the skin. It has been proven as well to kill the bacteria causing periodontitis of the gums, and so we may work to develop a toothpaste using Oxygen Plasma. In this way we plan to leverage "ingredient awareness" to sell entire product lines developed from a single set of ingredients. Along these lines, we are currently working to introduce a Microdermabrasion scrub for the body as an extension of our success with Microdermabrasion face cream.

Our current goal is to introduce one new product every three months to hold the interest of our existing customers, while simultaneously expanding our base of new consumers. As the business grows, we anticipate we will be able to increase the pace of our new product development. In addition to our own new product development, we hope to utilize our growth to acquire some of the many small to medium sized private label companies and laboratories in the industry holding patents and other proprietary technologies, but with virtually no ability to conduct their own advertising or marketing. Acquisition of some of these companies will enable us to more rapidly expand our product offerings, and our marketing and distribution infrastructure will permit us to market these products much more effectively to existing markets and to leverage acquired technologies into additional unique products.

SALES AND DISTRIBUTION METHODS.
We view everything we do as contributing to sales of our products, and we have put extensive effort into honing our sales strategy as well as our general appearance to customers. The customers' kNutek experience is formed through every interaction with us. The salesperson's voice and manner over the telephone, the packaging for products delivered to the customer, the timeliness and accuracy of the shipment, the brochure and special offer materials inside the shipment are all part of our overall sales approach. Our web site is also an important part of our interaction with new and existing customers and distributors. Our web site gives new and existing customers and distributors a sense of community through the ability to obtain information, entertainment, and order products online.

We have also developed a comprehensive, approach for our salespeople in working with our salons, spas and clinics. The strategy governs everything from the initial contact, using an introductory product to generate interest, to frequent telephone contacts to explain the full product line, offers to demonstrate products in person and identification of applicable discounts and promotions. Once an outlet has agreed to carry the products, we maintain frequent contact by phone, special mailings and a quarterly newsletter to discuss the products, product sales levels, announce local workshops and generally to make the outlet feel involved in helping to promote the products.

We value our professional care facilities very highly as part of our sales and distribution network, giving new customers a place to learn about, sample, and purchase our products. Our sales and marketing plan is designed to support these establishments. In order to ensure that the professional care establishments are adequately compensated for sales they generate, we have integrated them into our network program. We foresee a great deal of crossover between sales by the professional establishments and our network sales associates. We have a sophisticated database to track sales origination and


                                        23


ongoing sales support. We believe this is a truly unique aspect of our plan. We know of no other companies, in the network sales or retail arenas, that have gone to this length to maintain strong ties with a professional care base while making their products available on a mass-market basis.

In addition to salons, spas and clinics, our products are distributed through a network marketing system consisting of an extensive network of distributors or sales associates. Distributors are generally independent contractors who purchase products directly from us or from other distributors for resale to retail consumers and other distributors. Distributors may elect to work on a full-time or part-time basis. We believe our network marketing system appeals to a broad cross-section of people worldwide, particularly those seeking to supplement family income, start a home business or pursue employment opportunities other than conventional, full-time employment, and that a majority of our distributors therefore work on a part-time basis. We believe our network marketing system is ideally suited to marketing our products because sales of such products are strengthened by ongoing personal contact between retail consumers and distributors, many of whom use our products themselves. We encourage distributors to use our products and to communicate the results of their use of such products to their retail customers. Distributors' earnings are derived from several sources. First, distributors may earn profits by purchasing our products at wholesale prices (which are discounted from suggested retail prices depending on the distributor's level within the Company's distributor network) and selling our products to retail customers at retail prices. Second, distributors may earn profits by selling products to other distributors who do not qualify for the same level of discount as the selling distributor. Third, distributors who sponsor other distributors and establish their own distributor organizations may earn royalties on product sales within their distributor organization and production bonuses on product sales within their down-line organizations. We believe that the right of distributors to earn royalties and production bonuses will contribute significantly to our ability to retain our most productive distributors.

OUR MARKET.
We   are  currently  focused  on  two  market  segments.   The  first  addresses
beautification and fitness, primarily in the baby boom generation, and the second addresses the therapeutic needs of people with skin diseases, abnormal skin conditions and other physiological conditions that respond to skin treatments, nutritional supplements and herbs.

The beauty and fitness market segment consists largely of middle to upper class women between 35 to 65 years of age who are conscious of their beauty, fitness, and health. These are women who go to salons or spas for facials and other anti-aging or beauty treatments. The consumer non-durables industry sector produces household products as well as personal care items, such as our products. Worldwide, it is estimated that consumers spend about $120 billion on these
everyday  items, with the U.S. accounting for about 25% of the total. [6]   The
market for over-the-counter health products, such as dietary and weight-loss aids, nutritional products and vitamins, supplements, and other health-related products, is not included in this $120 billion dollar figure. Although the U.S., Canada, Europe and Japan consume the vast majority of personal care products worldwide, companies are being forced to look beyond those markets for growth in the personal care segment. A slowdown in population growth and market saturation have reduced the growth potential in these traditionally targeted

_________________________

6   Guy Holland, "Personal Care & Household Cleaning Products"  Hoover's Online
5/17/02.


                                        24


markets and have increased the perceived value of global brands. [7] We believe that the aging of the baby boomer generation will lead to an increasingly strong market for both over-the-counter health as well as personal care products in the U.S. in coming years.

The therapeutic market segment is comprised of people with skin diseases, abnormal skin conditions and other physiological conditions, especially acne, rosacea, psoriasis, eczema and scars, who go to salons, spas and clinics seeking professional treatment. We promote the therapeutic uses of our products through skin care experts. The high level of credibility of these professionals is extremely advantageous to our marketing efforts in this segment. The market potential of this segment is very significant. For example, acne rosacea is a skin condition affecting at least 14 million people in the U.S. alone, and is considered incurable by the medical community. Our Oxygen Plasma has proven to be an effective treatment for reducing the effects of this condition when applied in salons and clinics. We believe this represents a small percentage of the overall therapeutic market segment.

The salon market is fragmented, with approximately 230,000 salons in the U.S. comprised of an estimated 12,000 skin care salons, spas and clinics, 50,000 full service salons (offering hair styling, skin care and/or nail care), and the remainder made up of hair and nail salons. To date, we have only actively marketed ourselves to the estimated 12,000 skin care salons. We will pursue the larger segment of the salon market with the introduction of our hair product line, which will work synergistically with our skin care products, and expand the reach of our salon distribution network up to 20 times. Of the estimated 12,000 skin care salons, spas and clinics in the U.S. we are currently targeting, our products have been sold to approximately 2,500 or 20%. Our marketing plan is designed to fold these existing sales outlets into a larger network marketing infrastructure to ensure that consumers have access to our products and to the beauty and health professionals who can demonstrate, promote and administer the products.

Both of our target markets have a very important common denominator in so far as they less sensitive to price than perceived value and have high degrees of product loyalty. Potential customers in both markets can also be reached through "opinion leaders" and can be educated verbally as to the benefits of the products by professional authorities. Our marketing strategy therefore focuses on generating name recognition among the general public, and at the same time educating beauty and health care professionals as to the benefits and unique qualities of our products. We believe pricing can help support the perceived value of a product and promote sales through word of mouth. Our Oxygen Plasma, for example, is positioned as a luxury item and is expensive enough to be the subject of discussion among customers and distributors. Having thus sparked a heightened level of interest in the product, we give away samples so customers will try it. Further, we bundle products together into regimens with significant package discounts, thereby up-selling our existing customers.

We have developed a multi-level marketing plan to include our customers in our sales efforts. Our multi-level marketing plan links salons, clinics, spas, kiosks and network sales associates into a unified framework in which all parties benefit from product referrals, so the kNutek brand will be presented to prospective customers through numerous channels. We believe we are unique in the health and beauty industry in promoting this integrated approach.

______________________________
7   Id.

                                        25


OUR MATERIALS AND SUPPLIERS.
New product development and identification of new ingredients is an important part of our operation. We review major trade magazines for newly available raw materials and suppliers. However, most of our new product ideas are formulated based on review of scientific developments applicable to our industry.

We have the capacity to manufacture products from scratch, but because such production can be complex and costly, we prefer to do so only when necessary to maintain proprietary technology and information. We anticipate that as we grow, we will start to produce more of our products in-house from start to finish. A much more economical solution for the present is to purchase the "base" for a skin care product from a larger manufacturer and then add our own proprietary ingredients at our facility to make our products unique. This allows us to create some of the most sophisticated products on the market without the complexity and costs associated with manufacturing products from scratch. Raw materials and base products are readily available from multiple sources in the industry.

All  of  our  weight  management products and food and dietary  supplements  are manufactured by outside companies. The Company does not own the proprietary rights to its weight management products and food and dietary supplements such that there can be no assurance that another company will not replicate one of our products. We work with a variety of outside third party suppliers for product manufacturing.

PRODUCT RETURN AND BUY-BACK POLICIES.
All of our products include a customer satisfaction guarantee. Within thirty days of purchase, any customer who is not satisfied with one of our products for any reason may return it or any unused portion of it to the Company for a full refund or credit toward purchase of another product. Distributors may obtain replacements from the Company for products returned to them by consumers if they return such products to the Company on a timely basis. Historically, product returns and buy-backs have not been significant.

COMPETITION.
We place a strong emphasis on marketing proprietary products with the latest medical or technical knowledge and ingredients. We are committed to positioning our products as superior to the competition and maintaining a reputation for innovative product development. Rather than trying to create product offerings comparable to our competitors, we strive to create distinctive products that offer significant improvements over those of our competitors.

We also intend to be an industry leader in the development of innovative marketing channels. Whereas most health and beauty companies rely heavily on trade magazine advertising, we have utilized our own mailing lists to send targeted promotions to skin care salons, spas and clinics, as well as to our retail customers. As our marketing plan develops, we intend to place a strong emphasis on television and radio advertising, media traditionally ignored by the health and beauty industry. These advertising approaches communicate directly to the end users of our products to pull customers into our distribution network.


                                        26


We are subject to significant competition for the recruitment of distributors from other network marketing organizations, including those that market personal care products, weight management products, and food and dietary supplements, as well as other types of products. Many of our competitors are substantially larger and have available considerably greater financial resources than we do. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors through an attractive compensation plan and other incentives. We believe that our compensation and incentive programs provide our distributors with significant earning potential. However, there can be no assurance that our programs for the recruitment and retention of distributors will be successful. In addition, the business of marketing personal care products, weight management, and food and dietary supplements is highly competitive. This market segment includes numerous manufacturers, distributors, marketers, retailers and physicians that actively compete for the business of consumers both in the United States and abroad. The market is highly sensitive to the introduction of new products or weight management plans (including various prescription drugs) that may rapidly capture a significant share of the market. As a result, our ability to remain competitive depends in part upon our ongoing success at introducing new products.

Our competitors include Aveda, Herbalife, L'Oreal, Dermalogica, Nu Skin Enterprises, Shiseido, MD Formulations, Avon, Dr. Murad, BeautiControl Cosmetics, Nature's Sunshine, Estee Lauder Companies, Forever Living Products International, GNC, and Mary Kay, among many others.

INTELLECTUAL PROPERTY.
We use the umbrella trademarks "kNutek" and a stylized "K" and several other trademarks and tradenames in connection with our products and operations. We consider our trademarks and tradenames to be an important factor in our business. Our product formulations are not protected by patents and are generally not patentable. We have applied for Federal Trademark protection for our stylized "K" and the "kNutek" name with the U.S. Patent and Trademark Office.

GOVERNMENTAL APPROVALS AND REGULATION.
In both its United States and foreign markets, we are subject to and affected by extensive laws, regulations, administrative determinations, court decisions and similar constraints (as applicable, at the federal, state and local levels) (hereinafter "regulations") including, among other things, regulations pertaining to (i) the formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products, (ii) product claims and advertising (including direct claims and advertising by the Company as well as claims and advertising by distributors, for which we may be held responsible), (iii) our network marketing system, (iv) transfer pricing and similar regulations that affect the level of foreign taxable income and customs duties, and (v) taxation of distributors, which in some instances may impose an obligation on the Company to collect taxes and maintain appropriate records. The formulation, manufacturing, packaging, storing, labeling, advertising, distribution and sale of our products may be subject to regulation by one or more governmental agencies, including the Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission ("CPSC"), the United States Department of Agriculture ("USDA"), the Environmental Protection Agency ("EPA") and the United States Postal Service. Our activities may also be regulated by various agencies of the states, localities and foreign countries in which our products are manufactured,
distributed  and  sold.   The  FDA, in particular,  regulates  the  formulation,


                                        27


manufacture and labeling of foods, dietary supplements and OTC drugs, such as those distributed by the Company. FDA regulations require that we and our suppliers meet relevant good manufacturing practice ("GMP") regulations for the preparation, packing and storage of many of these products. Manufacturers of dietary supplements which make a "statement of nutritional support" must have substantiation that the statement is truthful and not misleading. The majority of the dietary products marketed by the Company are classified as dietary supplements and do not have clearly established labeling requirements. Many states have become active in the regulation of dietary supplement products and may require the Company to modify the labeling or formulation of certain products sold in those states. As a marketer of food and dietary supplements and other products that are ingested by consumers, we are subject to the risk that one or more of the ingredients in its products may become the subject of adverse regulatory action. With changing regulation and varying regulation across jurisdictions, there is a risk that one or more of our products may become subject to further federal, state, local or foreign laws or regulations, which could result in us having to: (i) withdraw or reformulate one or more of our products, and/or (ii) re-label one or more of our products with different warnings or revised directions for use, and/or (iii) refrain from making certain statements with respect to one or more products. Even in the absence of further laws or regulation, we may elect to reformulate and/or re-label our products as more information becomes available with regard to such products or their
ingredients.   It  is  a  regular  part of our business  to  monitor  regulatory developments in the markets in which we participate and to determine the optimal strategy in each instance in which such a development arises.

Some of our products are considered conventional foods and are currently labeled as such. Both this category of products and dietary supplements are subject to the Nutrition, Labeling and Education Act ("NLEA"), and regulations promulgated thereunder, which regulates health claims, ingredient labeling and nutrient content claims characterizing the level of a nutrient in the product.

A limited number of the products sold by the Company may be labeled as OTC drugs as opposed to dietary supplements, conventional foods or personal care items. Many OTC drug products do not require pre-approval by the FDA, but must comply with applicable OTC monographs, which prescribe permissible ingredients and appropriate labeling language. In addition, either the Company or its supplier must register and file annual drug listing information with the FDA for such products. Because the FDA could take the position that claims made with respect to any of our products fall within an OTC monograph, the regulatory status of some of our products is or could become unclear. If any enforcement were undertaken, we could be required to relabel or reformulate such products, which we believe we could do without any material adverse effect on our business.

In foreign markets, prior to commencing operations and prior to making or permitting sales of our products in the market, we may be required to obtain an approval, license or certification from the country's ministry of health or comparable agency. Such approvals may be conditioned on reformulation of our products or may be unavailable with respect to certain products or certain ingredients. Product reformulation or the inability to introduce certain products or ingredients into a particular market may have an adverse effect on sales. We must also comply with product labeling and packaging regulations that


                                        28


vary from country to country. Our failure to comply with such regulations can result in, among other things, a product being removed from sale in a particular market, either temporarily or permanently.

The FTC, which exercises jurisdiction over the advertising of all of our products, has instituted enforcement actions against a number of dietary supplement companies for false and misleading advertising of certain products. In some cases, these enforcement actions have resulted in consent decrees and monetary payments by the companies involved. In addition, the FTC has increased its scrutiny of the use of testimonials, which are utilized by the Company. While we have not been the target of any FTC enforcement action for the advertising of our products, there can be no assurance that the FTC will not question our advertising or other operations in the future.

In certain countries, we may also be affected by regulations applicable to the activities of its distributors because in some countries we are, or regulators may assert that we are, responsible for our distributors' conduct, or such regulators may request or require that we take steps to ensure our distributors' compliance with regulations. The types of regulated conduct include, among other things, representations concerning our products, income representations made by the Company and/or distributors, public media advertisements (which in foreign markets may require prior approval by regulators) and sales of products in markets in which such products have not been approved, licensed or certified for sale. In certain markets, it is possible that improper product claims by distributors could result in our products being reviewed or re-reviewed by regulatory authorities and, as a result, being classified or placed into another category as to which stricter regulations are applicable. In addition, certain labeling changes might be required. However, our distributors are generally independent contractors, and we are not able to monitor directly all distributor activities. As a consequence, there can be no assurance that our distributors will comply with applicable regulations. Misconduct by distributors could have a material adverse effect on the Company in a particular market or in general.

The Company is unable to predict the nature of any future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, require the reformulation of certain products not able to be reformulated, imposition of additional recordkeeping requirements, expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation regarding product ingredients, safety or usefulness. Any or all such requirements could have a material adverse effect on our results of operations and financial condition.

Our network marketing system is subject to a number of federal and state regulations administered by the FTC and various state agencies as well as regulations in foreign markets administered by foreign agencies. Regulations applicable to network marketing organizations are generally directed at ensuring that product sales are ultimately made to consumers (as opposed to other distributors) and that advancement within such organizations be based on sales of the organizations' products rather than investments in the organizations or other non-retail sales related criteria. For instance, in certain markets there are limits on the extent to which distributors may earn royalties on sales generated by distributors that were not directly sponsored by the distributor.


                                        29


Where required by law, we obtain regulatory approval of our network marketing system or, where such approval is not required, the favorable opinion of counsel as to regulatory compliance. However, we remain subject to the risk that, in one or more of our markets, our marketing system could be found not to be in compliance with applicable regulations. Failure by the Company to comply with these regulations could have a material adverse effect on our business. We are also subject to the risk of challenges to the legality of our network marketing system. For example, in Webster V. Omnitrition International, Inc., 79 F.3d 776 (9th Cir. 1996), the "multi-level marketing" program of Omnitrition International, Inc. ("Omnitrition") was challenged in a class action by certain Omnitrition distributors who alleged that Omnitrition was operating an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act. Initially, the trial court in that case rendered summary judgment in favor of Omnitrition because the court found that Omnitrition had adopted policies designed to encourage retail sales that took the program outside the definition of a fraudulent pyramid scheme. The importance of such policies was established by two FTC cases. The first, In Re Koscot Interplanetary, Inc., 86 F.T.C. 1106
(1975), set forth a standard for determining whether a marketing system constituted a pyramid scheme. Under the Koscot standard, a pyramid scheme is characterized by the participants' payment of money to a company in return for
(i) the right to sell a product and (ii) the right to receive, in return for recruiting other participants into the program, rewards that are unrelated to sales of the product to ultimate users. Applying the Koscot standard in In Re Amway Corp., 93 F.T.C. 618 (1979), the FTC determined that a company will not be classified as operating a pyramid scheme if it adopts and enforces policies that in fact encourage retail sales to consumers and prevent "inventory loading" (i.e., distributors' purchases of large quantities of non-returnable inventory to obtain the full amount of compensation available under the system). In Amway, the FTC found that Amway Corp.'s marketing system did not constitute a pyramid scheme, noting the following Amway policies: (i) participants were required to buy back, from any person they recruited, any saleable, unsold inventory upon the recruit's leaving Amway; (ii) every participant was required to sell at wholesale or retail at least 70% of the products bought in a given month in order to receive a bonus for that month; and (iii) in order to receive a bonus in a month, each participant was required to submit proof of retail sales made to ten different consumers. The U.S. appellate court in Omnitrition reversed the trial court decision and decided that triable issues of fact existed regarding whether Omnitrition's marketing system constituted a pyramid scheme under the Koscot standard. The appellate court emphasized the second of the Koscot tests, indicating that the right to earn compensation for, in effect, recruiting other participants into the marketing system, which compensation is unrelated to the sale of products to ultimate consumers, made the Omnitrition marketing system a pyramid scheme "on its face." As such, the appellate court indicated that Omnitrition was required to present evidence that the program's safeguards were enforced and actually served to deter inventory loading and encourage retail sales. The appellate court commented negatively on the fact that Omnitrition paid compensation to participants based on the suggested retail price of products ordered from the Company, rather than based on actual sales to consumers. The appellate court also rejected Omnitrition's argument that personal consumption of a product by a distributor could count towards satisfying the requirement that sales be to "ultimate users."


                                        30



As is the case with other network marketing companies, the compensation we pay to our distributors is based in part on their own orders, which may include orders for products that they personally consume. We have retained special counsel to assist us in all aspects of the structure and implementation of our marketing plan and believe our network marketing system complies with existing law and does not and will not constitute a pyramid scheme under the standards set forth in Koscot, Amway, Omnitrition and other applicable law. In particular, in most jurisdictions (including the U.S.), in order to address the problem of "inventory loading," we make available an inventory buy-back program. As an ongoing part of our business, we monitor and respond to regulatory and legal developments, including those that may affect our network marketing system. However, there can be no assurance that the legality of our network marketing system would be upheld under the standards set forth in Koscot, Amway, Omnitrition and other applicable law, and any adverse decision in this regard could have a material adverse effect on our business. Among other things, such a decision could require that we make modifications to our network marketing system, result in negative publicity or have a negative impact on distributor morale, and any of these results could have a material adverse effect on our business. Further, adverse rulings in litigation involving other companies that employ network marketing systems could have a material adverse effect on our business, even if our network marketing system is not itself challenged or deficient.

TOTAL NUMBER OF EMPLOYEES AND NUMBER OF FULL TIME EMPLOYEES.
We currently have a total of eight (8) employees, all of which are full time employees of the company.

REPORTS TO SECURITIES HOLDERS
We intend to file regular reports with the Securities Exchange Commission. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statement, and other information regarding issuers that file electronically with the SEC at www.sec.gov. Our web site address is www.knutek.com.


Item 17. Management's Discussion and Analysis.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING OUR EXPECTATIONS, BELIEFS, INTENTIONS OR FUTURE STRATEGIES THAT ARE SIGNIFIED BY THE WORDS "EXPECTS", "ANTICIPATES", "INTENDS", "BELIEVES", OR SIMILAR LANGUAGE. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND OTHER FACTORS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US ON THE DATE HEREOF AND SPEAK ONLY AS OF THE DATE HEREOF. THE FACTORS DISCUSSED BELOW UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS ARE AMONG THOSE FACTORS THAT IN SOME CASES HAVE AFFECTED OUR RESULTS AND COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.


                                        31


The following discussion should be read in conjunction with the Financial Statements and Notes thereto.

In the past twelve months, there has been a significant increase in spa, salon and skin care clinic closures due to changes in the economy. Trade show attendance is down in our industry. The therapeutic portion of the industry is fairing better than the relaxation and new age portion of the industry which is viewed as more discretionary. This has created an opportunity for the company to work with spas, salons, and skin care clinics to help them develop their mail order business, retain existing clients, and benefit from former clients. One of our strategies for marketing through these outlets is to do a joint marketing mailer to the existing and former clients of the outlet to promote our products and encourage customers to return to the retail facility for consultation and treatment. We believe we are well-positioned to take advantage of the current market conditions. The current economy may also lend itself to the ability to recruit additional distributors who might not otherwise consider self-employment.

We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stage of development. See "Risk Factors" for a more complete description of the many risks we face.

In the year 2000, we had an extremely small operation and were profitable. We have gone from being a boutique operation with three employees developing products and selling products to spas, salons, and skin care clinics to an operation with a broad multi-level marketing plan and an increased line of products in 2001. We also changed our name in the interest of brand-building with a name we could protect from a intellectual property perspective. This transition has required an investment in a sales office, a website, software for the implementation of our network marketing system, infomercial production, and other changes to our infrastructure to support our growth.

In 2001, we also established our subsidiary, kNutek International, Inc. to implement our network marketing system. We established a facility in Columbus, Ohio, to host our marketing seminars and provide resources for our distributors based in that area. We did not begin to roll-out our network marketing system until late in 2001.

Our sales increased $352,000 or 90% from 2000 to 2001, due to an increased marketing effort by the company. Our cost of goods sold increased $172,000 or 134% in 2001 as compared with the prior year. Cost of goods sold as a percentage of sales increased from 33% to 40% from 2000 to 2001 due to a change in product mix with lower margins.

Our gross margin will fluctuate based on a number of factors, including, but not limited to, the cost of our products and supplies, including the extent of purchase volume discounts that we are able to obtain from suppliers, our pricing strategy relative to the cost of our products, the mix of products our customers purchase, our shipping pricing strategy relative to the cost of shipping, our distribution and fulfillment strategy, the extent to which we are able to control product damage, and shrinkage and expiration though inventory management practices.


                                        32


General and administrative expense consists primarily of payroll and related expenses for executive and administrative personnel, corporate facility expenses, professional services, travel and other general corporate expenses. General and administrative expense increased from 2000 to 2001 primarily due to increased expenses associated with the addition of general and administrative personnel, additional professional fees and the cost of corporate facilities. We expect general and administrative expense to increase as we expand our staff and incur additional costs related to the anticipated growth of our business and being a public company. Selling, general and administrative expenses increased approximately $455,000 in 2001 versus 2000. The major increases in this area were in legal and consulting fees of $105,000 and $94,000, respectively, which were largely due to the company's planned merger and registration statement. We incurred an acquisition cost of $250,000 in 2001 in connection with our acquisition of Domestic Transmission Technologies, Inc.

Marketing  and  sales expense consists primarily of commissions to  our  network marketing participants, advertising and promotional expenditures, distribution expenses, including order processing and fulfillment charges, equipment and supplies, and payroll and related expenses for other personnel engaged in marketing, merchandising, customer service, distribution and fulfillment activities. Our marketing and sales expenses continue to increase due to the establishment of our network marketing program, infomercial production and television airtime, and other expenses we incur as part of our marketing strategy. We intend to continue to pursue an aggressive marketing campaign and, therefore, expect marketing and sales expenses to increase. Marketing and sales expenses may vary considerably from quarter to quarter depending on the timing of our infomercial campaigns and the rate at which we expand our distribution and fulfillment activities. The additional $60,000 we spent in marketing costs in 2001 as compared with 2000 helped generate an increase in sales, while the increase of $136,000 in wages and commissions in 2001 is due to increased sales.

Since inception, we have financed our operations primarily through operations and the private sale of our common stock. Our working capital remained approximately the same in 2001 as compared with 2000. Receivables increased $17,564 primarily due to increased sales being uncollected at year-end. Prepaid expenses of $20,488 in 2001 were for legal and accounting fees. Inventory increased over $31,000 as we needed to carry larger inventories to support our sales growth. Trade payables increased due to increased inventory and the increase in our cash position. Accrued liabilities increased in 2001 primarily due to consulting fees accrued but unpaid at year-end.

We currently will rely on internally generated cash flow for our short-term liquidity. For the long-term, we anticipate raising funds through the capital markets to finance our ongoing growth and new business opportunities. Presently, we have no plans for capital expenditures. However, we anticipate capital expenditures will eventually be required, in part as a result of the equipment and facilities needed to support our continued growth in operations, infrastructure and personnel. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience dilution. We cannot be certain that additional financing will be available to us on acceptable terms when required, or at all.


                                        33


Item 18. Description of Property.
Our principal offices and operations are located at 2713 and 2715 San Pablo Avenue, Berkeley, California, 94702. Our Berkeley facility houses our executive offices, warehouse, laboratory and production facilities on approximately 3000 square feet with an additional 1000 square feet of outside storage space. We have a month to month lease on this property.

Through our wholly owned subsidiary, kNutek International, Inc., we also have leased offices at 2586 Tiller Lane, Suite 1A, Columbus, Ohio, 43231.

Item 19. Certain Relationships and Related Transactions.
Except as noted below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-  Any of our directors or officers;
-  Any person proposed as a nominee for election as a director;
- Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
-  Any of our promoters;
- Any relative or spouse of any of the foregoing persons who has the same house as such person.

Shortly after our formation, our President, Mr. Larsson entered into an Asset Transfer Agreement with the company where by Mr. Larsson transferred of all of the assets of the operating business formerly known as GAIA International pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, to the company in exchange for six million (6,000,000) shares of the company's common stock. Our board of directors, of which Mr. Larsson is a member, determined that the fair market value of the assets so transferred and acquired was sixty thousand dollars ($60,000).

Item 20. Market for Common Equity and Related Stockholder Matters.

NO PUBLIC MARKET
There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we cannot assure investors that our shares will be traded on the bulletin board or, if traded, that a public market will materialize for our common stock.

HOLDERS  OF  OUR  COMMON  STOCK
As of the date of this registration statement, we had 458 registered shareholders.

REGISTRATION  RIGHTS
We have not granted registration rights to the selling shareholders or to any other persons aside from the following (which will be satisfied as the result of the effectiveness of this registration statement): Mackenzie Shea, Inc. and International Assets Services & Holdings, Ltd.


                                        34


DIVIDENDS
There are no restrictions in our articles of incorporation or bylaws with regard to the declaration of dividends. However, the declaration of a dividend must be permitted under the corporate laws of the State of California. To date, we have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

RULE  144  SHARES
Not including shares being registered by way of this registration statement, a total of seven million, thirty thousand (7,030,000) shares of our common stock will be available for resale to the public after August 21, 2002, in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of the company's common stock then outstanding which, in our case, will equal approximately ninety thousand (90,000) shares as of the date of this prospectus; or

2.    The average weekly trading volume of the company's common stock during the
four   calendar weeks preceding the filing of a notice on form 144 with  respect to  the  sale.

Sales under Rule 144 also must comply with manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold five million, nine hundred fifty thousand of the shares that may be sold pursuant to Rule 144 after August 21, 2002.



Item 21. Executive Compensation.

                           SUMMARY COMPENSATION TABLE

                                                Long Term Compensation

                                               ------------------------
                     Annual Compensation               Awards          Payouts
                -----------------------------  ----------------------  --------
                                                           Securities              All
Name and                         Other Annual  Restricted  Underlying    LTIP     Other
Principle Year  Salary   Bonus   Compensation    Stock      Options/   Payouts   Compensa-
Position          ($)     ($)        ($)       Awards ($)   SARs (#)      ($)      tion
--------- ----  ------   -----   ------------  ----------  ----------  --------  ----------
Jim Knut
Larsson,
President 2001                0         8,633           0            0           0        0
                0
          2000  N/A           0           N/A           0            0           0        0
          1999  N/A           0           N/A           0            0           0        0
Myra                          0             0           0            0           0        0
Dudley,   2001   44,450
Director
          2000   35,303       0             0           0            0           0        0
          1999   28,500       0             0           0            0           0        0


Note: The estimated value of the personal or "fringe" benefits provided to Mr. Larsson by the company, which benefits included health insurance, health club membership, use of a company car, and other personal expenses.

COMMITTEES OF THE BOARD OF DIRECTORS
  We do not currently have an audit committee, compensation committee or any other committee of the board of directors.

DIRECTORS' COMPENSATION
Directors who are also our employees receive no additional compensation for serving on the board. We do not currently have any non-employee directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
We did not have a compensation committee or any other committee of the board of directors performing similar functions during the years ended December 31, 2000 and 2001. Mr. Jim Knut Larsson, our President, participated in deliberations of the board of directors relating to his compensation.

EMPLOYMENT AGREEMENTS
We do not have employment or consultant agreements with either of our directors or executive officers. We do not have any agreements providing for the future compensation of our directors or executive officers.

STOCK OPTION GRANTS
Our directors and shareholders have adopted and approved a stock option and stock issuance plan and have reserved one million (1,000,000) shares of our common stock for issuance pursuant to the plan. However, we have not granted any stock options to our directors or executive officers.


Item 22. Financial Statements.

The audited Financial Statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 are attached and incorporated.


Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

We have no disagreements with our current or any other auditors for the company.


                                        36


                                     PART II


Item 24. Indemnification of Directors and Officers.

Our articles of incorporation and bylaws provide that the personal liability of the directors and officers of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Pursuant to Sections 204 and 317 of the California Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation, and with respect to a manner they reasonably believed to be in the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. A corporation may not eliminate liability: (i) for acts or omissions involving intentional misconduct or knowing and culpable violations of law; (ii) for acts or omissions that the individual believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the individual; (iii) for any transaction from which the individual derived an improper personal benefit; (iv) for acts or omissions involving a reckless disregard for the individual's duty to the corporation or its shareholders when the individual was aware or should have been aware of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to any abdication of the individual's duty to the corporation or its shareholders; or (vii) for improper distribution to shareholders and loans to directors and officers. Also, a corporation may not eliminate liability for any act or omission occurring prior to the date on which the corporation authorizes indemnification of its directors, officers, employees and agents.

We currently do not have directors' and officers' liability insurance to defend and indemnify directors and officers who are subject to claims made against them for their actions and omissions as directors and officers. We intend to purchase this insurance when funds are available.


Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee  . . . . . . $    200
Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . $ 25,000
Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . $ 40,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . $  5,000
                                                                 --------
         Total . . . . . . . . . . . . . . . . . . . . . . . . . $ 70,200


                                        37


Item 26. Recent Sales of Unregistered Securities.

Within the past three years, we sold securities without registration under the Securities Act of 1933, as amended (the "Act") as follows:


   Date, Title and       Names of      Consideration      Exemption From
Amount of Securities    Investors        Received         Registration
  Offered and Sold
--------------------  --------------   -------------      ----------------
August 21, 2001       One individual      $5,000           Section 4(2) of
6,000,000 shares of   (1)                                  the Act
common stock

August 21, 2001       One corporation     $5,000           Section 4(2) of
1,749,999 shares of   (2)                                  the Act
common stock

September 28, 2001    One corporation     $1,000,000 [8]   Regulation S of
option to purchase up (3)                                  the Act
to 1,000,000 shares
of common stock



(1) A total of 6,000,000 shares of common stock were issued to Jim Knut Larsson in exchange for assets with a net book value of $5,000 and as founders shares. The Company relied on an exemption under the Securities Act of 1933, pursuant to Section 4(2) thereunder. Mr. Larsson is an officer and directors of the Company.
(2) A total of 1,749,999 shares of common stock were issued in exchange for services valued at $5,000 performed by Mackenzie Shea, Inc. pursuant to a consulting agreement. The Company relied on an exemption under the Securities Act of 1933, pursuant to Section 4(2) thereunder.
(3) An option was issued to International Asset Services & Holdings, Ltd. to purchase up to 1,000,000 shares of common stock of the Company at $1.00 per share. The option was given without compensation. A total of 1,000,000 shares of common stock were issued pursuant to the option.[9] The Company relied on an exemption under the Securities Act of 1933, pursuant to Regulation S thereunder, for the issuance of both the option and the underlying shares.

____________________________

8 This assumes that a $50,000 wire initiated by our investor is located and credited to the company, which we anticipate will be resolved prior to the effective date of this registration statement.

9 This assumes that a $50,000 wire initiated by our investor is located and credited to the company, which we anticipate will be resolved prior to the effective date of this registration statement.


                                        38


Item 27. Exhibits.

EXHIBIT
NUMBER    DESCRIPTION
-------------       --------------------

3.1       Articles of Incorporation
3.2       Bylaws
21        List of Subsidiaries
23        Consent of Hansen, Barnett & Maxwell, Independent Certified Public
          Accountants


Item 28. Undertakings.

(a)  The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) to include any prospectus required by section 10(a)(3) of the securities act of 1933;

   (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement; and

   (iii)   to  include  any material information with respect  to  the  plan  of
distribution  not   previously disclosed in the registration  statement  or  any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange of 1934 that are incorporated by reference in the registration statement.

                                        39


(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                        40



                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Berkeley, State of California, on June 18, 2002.

                                        KNutek Holdings, Inc.


                                        By: /s/ Jim Knut Larsson
                                           -------------------------------
                                        Jim Knut Larsson, President, Chief
                                        Financial Officer, and Director


                                        By: /S/ Myra Dudley
                                           -------------------------------
                                        Myra Dudley, Director


                                        41




                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                 Page

Report of Independent Certified Public Accountants               F-2

Consolidated Balance Sheet - December 31, 2001                   F-3

Consolidated Statements of Operations for the Years Ended
   December 31, 2001 and 2000                                    F-4

Consolidated Statements of Stockholders' Equity for the
   Years Ended December 31, 2000 and 2001                        F-5

Consolidated Statements of Cash Flows for the Years Ended
   December 31, 2001 and 2000                                    F-6

Notes to Consolidated Financial Statements                       F-7


                                F-1



HANSEN, BARNETT & MAXWELL                         (801) 532-2200
A Professional Corporation                      Fax (801) 532-7944
CERTIFIED PUBLIC ACCOUNTANTS                5 Triad Center, Suite 750
                                            Salt Lake City, Utah 84180
                                                 www.hbmcpas.com


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders kNutek Holdings, Inc.

We have audited the accompanying consolidated balance sheet of kNutek Holdings, Inc. and Subsidiaries as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of kNutek Holdings, Inc. and Subsidiaries as of December 31, 2001 and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the year ended December 31, 2001 the Company had a net loss of $475,864, used $406,723 to fund operations and at December 31, 2001 had $38,391 in working capital. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



                                       /S/   HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
June 11, 2002


                                        F-2


                              KNUTEK HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2001


                                ASSETS
Current Assets
  Cash and cash equivalents                             $  95,563
  Receivables                                              22,454
  Prepaid expenses                                         20,488
  Inventory                                                42,191
                                                        ---------
     Total Current Assets                                 180,696
                                                        ---------

Property and Equipment
  Furniture and fixtures                                   20,860
  Equipment                                                16,190
  Automobiles                                               4,360
  Less: accumulated depreciation                           (8,987)
                                                        ---------
     Net Property and Equipment                            32,423
                                                        ---------

Other Assets-Deposits                                       3,000
                                                        ---------

Total Assets                                            $ 216,119
                                                        =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Trade accounts payable                               $   56,035
  Accrued liabilities                                      80,246
  Obligation under capital lease- current portion           6,024
                                                        ---------
     Total Current Liabilities                            142,305
                                                        ---------

Obligation Under Capital Lease- Long-Term Portion           5,540
                                                        ---------

Stockholders' Equity
  Common stock no par value; 20,000,000 shares
   authorized; 8,249,999 and 6,000,000 shares issued
   and outstanding, respectively                          510,000
  Accumulated deficit                                    (441,726)
                                                        ---------
     Total Stockholders' Equity                            68,274
                                                        ---------

Total Liabilities and Stockholders' Equity              $ 216,119
                                                        =========

See the accompanying notes to consolidated financial statements.

                                F-3



                              KNUTEK HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                   For the Years Ended
                                                        December 31,
                                                  -----------------------
                                                     2001         2000
                                                  ----------   ----------
Sales                                             $  744,040  $  391,986
Cost of Sales                                        300,227     128,065
                                                  ----------   ----------

Gross Profit                                         443,813      263,921
                                                  ----------   ----------

Expenses
  Selling, general and administrative expense        668,059      212,637
  Acquisition costs                                  250,000           --
  Interest expense                                     1,618           --
                                                  ----------   ----------
  Total Expenses                                     919,677      212,637
                                                  ----------   ----------

Net Income (Loss)                                 $ (475,864)  $   51,284
                                                  ==========   ==========

Basic and Diluted Income (Loss) Per Common Share  $    (0.07)  $     0.01
                                                  ==========   ==========
Weighted Average Number of Common
 Shares Used in Per Share Calculation              6,909,945    6,000,000
                                                  ==========   ==========

See the accompanying notes to consolidated financial statements.

                                F-4


                              KNUTEK HOLDINGS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                              Common Stock                     Total
                                         ---------------------- Accumulated  Stockholders'
                                           Shares      Amount     Deficit      Equity
                                         ----------  ----------  ----------  ----------
Balance - December 31, 1999               6,000,000  $    5,000  $   16,422  $   21,422

Distributions to owner                            -           -     (22,348)    (22,348)

Net income                                        -           -      51,284      51,284
                                         ----------  ----------  ----------  ----------

Balance - December 31, 2000               6,000,000       5,000      45,358      50,358

Distributions to owner                            -           -     (11,220)    (11,220)

Shares issued for consulting agreement    1,749,999       5,000           -       5,000

Shares issued for cash, $1.00 per share     500,000     500,000           -     500,000

Net loss                                          -           -    (475,864)   (475,864)
                                         ----------  ----------  ----------  ----------

Balance - December 31, 2001               8,249,999  $  510,000  $ (441,726) $   68,274
                                         ==========  ==========  ==========  ==========

See the accompanying notes to consolidated financial statements.

                                F-5



                              KNUTEK HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                          For the Years
                                                        Ended December 31,
                                                      -----------------------
                                                         2001         2000
                                                      ----------   ----------
Cash Flows From Operating Activities
  Net income (loss)                                   $ (475,864)  $   51,284
  Adjustments to reconcile net loss to net
   cash used by operating activities:
       Depreciation                                        3,466        1,715
       Common stock issued for services                    5,000           --
       Changes in operating assets and liabilities:
          Accounts receivable                            (17,564)         883
          Prepaid expenses                               (20,488)         780
          Inventory                                      (30,019)     (12,172)
          Accounts payable                                56,035           --
          Accrued liabilities                             72,711        5,235
                                                      ----------   ----------
            Net Cash and Cash Equivalents Provided
             by (Used in) Operating Activities          (406,723)      47,725
                                                      ----------   ----------
Cash Flows From Investing Activities
  Purchase of property and equipment                     (15,779)      (3,758)
  Cash from notes receivable                               2,900           --
  Increase in other assets                                (3,000)          --
                                                      ----------   ----------
            Net Cash and Cash Equivalents
             Used In Investing Activities                (15,879)      (3,758)
                                                      ----------   ----------

Cash Flows From Financing Activities
  Proceeds from issuance of common stock                 500,000           --
  Distributions to owner                                 (11,220)     (22,348)
  Payments on capital leases                              (2,279)          --
                                                      ----------   ----------

            Net Cash and Cash Equivalents Provided
             By (Used in) Financing Activities           486,501      (22,348)
                                                      ----------   ----------

Net Increase in Cash and Cash Equivalents                 63,899       21,619

Cash and Cash Equivalents at Beginning of Period          31,664       10,045
                                                      ----------   ----------
Cash and Cash Equivalents at End of Period            $   95,563   $   31,664
                                                      ==========   ==========
Supplemental Cash Flow Information
  Interest paid                                       $    1,628   $       --
                                                      ==========   ==========
Non-Cash Investing and Financing Activities
  Property and equipment acquired
   with capital lease                                 $   13,843   $       --
                                                      ==========   ==========

See the accompanying notes to consolidated financial statements.

                                F-6


                        KNUTEK HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1- NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization -GaiaWorld International was organized in 1997 as a sole proprietorship. From the date of inception through August 2001, capital contributions of $5,000 were made in cash. The assets and liabilities of Gaia World International were transferred to kNutek Holdings, Inc., a California Corporation, in August 2001 for 6,000,000 shares of common stock. The reorganization of the sole proprietorship into the corporation was a transfer between enterprises under common control and the assets and liabilities transferred were recorded by the corporation at their historical cost to the sole proprietorship. In addition, the accompanying financial statements have been restated to reflect the shares of common stock issued in the reorganization as though they had been issued on the dates capital contributions were received from the owner of the sole proprietorship. Accordingly, the accompanying financial statements include the operations and distributions of the sole proprietorship through August 2001.

On December 31, 2001, the Company paid a $250,000 finder's fee to a consulting firm in order to facilitate an acquisition of 97.5% of the outstanding shares of Domestic Transmission Technologies, Inc. (DTT). At the date of purchase, DTT had no assets or liabilities and had no historical operations. Due to the lack of assets and operating history of DTT, the $250,000 was expensed as a cost of the acquisition. In June 2002, a merger was approved between DTT and the Company (see Note 7).

Principles of Consolidation -The accompanying consolidated financial statements include the accounts of kNutek Holdings, Inc. (the parent corporation) from the date of the reorganization, the accounts of its majority-owned subsidiary, Domestic Transmission Technologies, Inc., the accounts of kNutek Holdings, L.L.C. from 1997 through August 2001, and the accounts of kNutek International, a wholly-owned subsidiary, from the date of inception of August 30, 2001. These entities are collectively referred to as the Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Nature of Operations - The Company develops and manufactures beauty and health and fitness products throughout the United States. The Company also distributes their beauty and health and fitness products through independent sales agents, skin care salons, day spas and clinics.

Business Condition - The Company has an accumulated deficit of $441,726 as of December 31, 2001 and experienced a net loss of $475,864 and used $406,723 cash for operations during the year ended December 31, 2001. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company needs to obtain additional financing to fund payment of its obligations and to provide working capital. Management is attempting to raise additional financing through a private placement offering (see Note 3) and to control operational expenses. The Company has received additional funds of $450,000 through June 11, 2002 (see Note 7). The improvement of the Company's financial condition is ultimately based upon obtaining profitable operations or obtaining additional financing. There is no assurance additional financing or profitable operations will be realized.


                                F-7


Cash Equivalents and Fair Value of Financial Instruments - Cash equivalents include highly liquid investments with original maturities of three months or less, readily convertible to known amounts of cash.

The amounts reported as cash and cash equivalents, receivables, trade accounts payable and accrued liabilities are considered to be reasonable approximations of their fair values. The fair value estimates were based on market information available to management at the time of the preparation of the financial statements. The reported fair values do not take into consideration potential expenses that would be incurred in an actual settlement.

Accounts Receivable - Due to the subsequent collection of all accounts receivables, there was no allowance recorded for accounts receivable as of December 31, 2001.

Inventory - Inventories include direct materials, direct labor and manufacturing overhead costs and are stated at the lower of cost (using the first-in, first-out method) or market value. Inventories consist of the following at December 31, 2001:

       Finished goods                $  11,465
       Work-in process                     747
       Parts and raw materials          29,979
                                     ---------
                                     $  42,191
                                     =========

Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Due to competitive pressures and technical innovation, it is possible that estimates of the net realizable value could change in the near term.

Property Equipment - Property and equipment are recorded at cost and depreciated over their estimated useful lives ranging from 5 to 7 years, using the straight-line method. Depreciation expense for the years ended December 31, 2001 and 2000 was $3,466 and $1,715, respectively. Expenditures for repairs and maintenance are charged directly to expense. Renewals and betterments are capitalized.

Sales Recognition - The customer recognizes revenue from the sale of beauty and health and fitness products upon delivery and acceptance.

Advertising Costs - The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense was $75,863 and $60,856 for the years ended December 31, 2001 and 2000, respectively.

Stock Based Compensation - The Company accounts for its stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations ("APB 25"). Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. The Company accounts for options and warrants issued to non-employees in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which requires these options and warrants to be accounted for at their fair value.


                                F-8


Basic and Diluted Income (Loss) Per Share -Basic income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share is calculated to give effect to potentially issuable common shares, except during loss periods when those potentially issuable common shares would decrease the loss per share. There were no potentially issuable common shares at December 31, 2001 and 2000.

Income Taxes - Prior to August 2001, the Company was taxed as a sole proprietorship. Under those provisions, the Company did not pay federal or state corporate income taxes on its taxable income. Instead, the Company's income or loss was passed through to the individual and reported on the individual's income tax return. Beginning in August 2001, the Company recognizes an asset or liability for the deferred tax consequences of all temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the asset or liabilities are recovered. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances and adjustments are provided as necessary.

New Accounting Standards - SFAS No. 141, "Business Combinations," requires usage of the purchase method for all business combinations initiated after June 30, 2001, and prohibits the usage of the pooling of interests method of accounting for business combinations. The provisions of SFAS No. 141 relating to the application of the purchase method are generally effective for business combinations completed after July 1, 2001. Such provisions include guidance on the identification of the acquiring entity, the recognition of intangible assets other than goodwill acquired in a business combination and the accounting for negative goodwill. The Company implemented SFAS 141 during the year ended December 31, 2001.

SFAS No. 142, "Goodwill and Other Intangible Assets," changes the current accounting model that requires amortization of goodwill, supplemented by impairment tests, to an accounting model that is based solely upon impairment tests. SFAS No. 142 also provides guidance on accounting for identifiable intangible assets that may or may not require amortization. The provisions of SFAS No. 142 related to accounting for goodwill and intangible assets will be generally effective for the Company at the beginning of 2002, except that certain provisions related to goodwill and other intangible assets are effective for business combinations completed after July 1, 2001. The Company implemented SFAS No.142 during the year ended December 31, 2001.

In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." SFAS No.143 addresses financial accounting and reporting for obligations associated with the retirement of intangible long-lived assets and associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The asset retirement obligations will be capitalized as a part of the carrying amount of the long-lived asset. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal operation of long- lived assets. SFAS No. 143 is effective for years beginning after June 15, 2002, with earlier adoption permitted. The Company does not believe this statement will have any impact to the Company.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and the recognition of impairment of long-lived assets to be held and used. SFAS No. 144 is effective

                                F-9


for fiscal years beginning after December 15, 2001, with an earlier adoption encouraged. The Company is evaluating the impact of adopting SFAS No. 144 but believes it will not have a material effect on the Company's results of operations or financial position.

NOTE 3 - STOCKHOLDERS' EQUITY

Private Placement Offering -
The Company has issued an investor the right to purchase up to 1,000,000 shares of common stock at a purchase price of $1.00 per share. The purchase option expires September 28, 2002. The option may be exercised in full or in part up until the expiration date. The value of the options was not recorded in the accompanying financial statements as they were deemed a cost of raising the capital and thus having no financial statement effect. As of December 31, 2001, the investor had purchased 500,000 shares of stock for $500,000 under the stock purchase option. The stock purchase option provides that in the event that the Company has not filed an appropriate registration statement with the Securities & Exchange Commission within ninety (90) days after receiving at least $750,000 pursuant to this stock purchase option, then the Company shall immediately thereafter issue to the investor an additional amount of the Company's common stock equal to 50% of the then total number of option shares.

In July 2001, the Company issued 1,749,999 shares to a consulting firm for consulting services. The shares were valued at $5,000. See Note 5 for terms of consulting agreement.

NOTE 4 - INCOME TAXES

There was no provision for or benefit from income tax for any period. Prior to August 2001, the Company was taxed as a sole proprietorship. The components of the net deferred tax asset at December 31, 2001 is as follows:

     Benefit of operating loss carry forwards      $  191,396
     Less: valuation allowance                        (191,396)
                                                    ----------
     Net Deferred Tax Asset                         $        -
                                                    ==========

For tax reporting purposes, the Company has net operating loss carry forwards in the amount of $476,846 which will expire in 2021.

The following is a reconciliation of the amount of tax benefit that would result from applying the federal statutory rate to pretax loss with the benefit from income taxes for August 2001 through December 2001:

     Benefit at statutory rate (34%)                $  163,523
     Non-deductible expenses                            (1,648)
     Change in valuation allowance                    (191,396)
     State tax benefit, net of federal tax effect       29,521
                                                    ----------
     Net Benefit From Income Taxes                  $        -
                                                    ==========

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Agreements With Consulting Firms -Under the terms of a consulting agreement with a business consulting firm entered into in July 2001, the Company is obligated to pay the following monthly advisory fee: (i) months 1-3, $15,000, (ii) months 4-6, $9,000, (iii) months 7-9, $ 6,000 and (iv) months 10-12, $ 3,000. The


                                F-10


Company  was  allowed to accrue such monthly advisory fee until the  earlier  of
(i) a business combination involving kNutek being completed, including the first of any debt or equity financing secured by kNutek, (ii) the expiration of six months from the date of this Agreement or (iii) the Agreement's valid termination, at which time all accrued and unpaid monthly fees will be due and payable.

The consulting firm also received 1,749,999 shares of the Company's common stock valued at $5,000. Up to 174,999 shares of the shares shall be subject to cancellation in the event the shares issued to the consulting firm exceed 17.5% of the Company's issued and outstanding securities (including without limitation, common and preferred stock, warrants, options etc.) on a fully-diluted basis at such time as the Company shall have (i) received up to $2,000,000 of investment capital and/or debt financing, and (ii) issued equity to its founder which shall in no event be later than one year from the date of the agreement. Due to the fact that the consulting firm had provided substantial services to the Company prior to its formal incorporation and such parties along with the Company had agreed upon the consideration to be paid for such services in the form of common stock once the Company was incorporated, the valuation of the securities received by the consulting firm was based upon the estimated fair market value of the Company at the time the services were rendered.

Capital Leases - The Company leases equipment under capital lease agreements. Equipment under capital leases as of December 31, 2001 is as follows:

       Equipment                                     $ 13,843
       Less: accumulated depreciation                  (1,017)
                                                     --------
                                                     $ 12,826
                                                     ========

Future minimum lease payments and present values of the net minimum lease payments are as follows:

       Year Ending December 31,:
             2002                                    $  7,270
             2003                                       5,988
             2004                                         357
                                                     --------
       Total minimum lease payments                    13,615
       Less: amount representing executory costs       (1,215)
       Less: amount representing interest                (836)
                                                     --------
       Present value of minimum lease payments         11,564
       Less: current portion                           (6,024)
                                                     --------
       Obligations Under Capital Leases- Long-Term   $  5,540
                                                     ========


Operating Lease Agreements -

The Company has an operating lease for a building that expires in 2004. The following is a schedule of future minimum rental payments required under the lease:

                                F-11



       Years Ending December 31,
                2002                                 $  24,000
                2003                                    43,200
                2004                                    43,200
                                                     ---------
                Total Minimum Payments Required      $ 110,400
                                                     =========

The Company also has entered into other short-term operating leases. Rental expense for the years ending December 31, 2001 and 2000 was $21,140 and $27,331, respectively.

NOTE 6 - STOCK OPTIONS

The Company, pending board approval, adopted the "2001 Stock Option Plan" with a maximum of 1,000,000 shares of common stock reserved for issuance thereunder. The 2001 Plan provides for both the direct award and sale of shares and for the grant of options to purchase shares. Options may be granted to all employees, non-employee members of the Board, non-employee members of the board of directors of any Parent or subsidiary, consultants and other independent advisors who provide services to the Corporation. The exercise price per share shall not be less than 85% of the fair market value per share of common stock on the option grant date. If the person to whom the option is granted is a 10% Shareholder, then the exercise price shall not be less than 100% of the fair market value per share of common stock on the option grant date. No option shall have a term in excess of 10 years measured from the option grant date. No options had been issued under the Plan as of December 31, 2001.

NOTE 7 - SUBSEQUENT EVENTS (UNAUDITED)

In January 2002, the Company entered into a note payable with a law firm to pay for prior services performed. The note is for approximately $24,000, accrues interest at 8% and requires monthly payments through July 2004.

Through June 11, 2002, the Company received an additional $450,000 under the private placement agreement described in Note 3 and issued an additional 450,000 shares of common stock. If the registration statement is not filed by June 20, 2002, the Company will be required to issue an additional 475,000 shares of common stock under the provisions of the agreement.

On June 7, 2002, the Board of Directors and shareholders of the Company approved a merger between the Company and Domestic Transmission Technologies, Inc. (DTT). As part of the merger agreement, each outstanding share of DTT will be converted to 0.892 shares of the Company's common stock. Upon the effective date of the merger all outstanding shares of DTT shall be deemed cancelled and the corporate existence of DTT shall be terminated. Upon completion of the merger, the Company will convert the DTT stock of existing shareholders into 250,000 shares of the Company's common stock.

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